UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §§ 240.14a-12

Solitron Devices, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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July 1, 2015

Please sign, date & return ONLY the enclosed “WHITE” proxy and do not do anything with any GOLD proxy that you receive from Tim Eriksen, Cedar Creek Partners LLC or Eriksen Capital Management LLC; simply … discard it!

Dear Stockholders:

Enclosed is our proxy material in connection with our upcoming Annual Meeting of Stockholders that will be held on August 4, 2015; you are urged to read the PROXY STATEMENT for all of the specifics regarding this meeting. Our material includes a “WHITE” proxy with voting instructions affixed to it. Your Solitron Devices, Inc. Board of Directors (the undersigned) asks that you ONLY sign, date & return this “WHITE” proxy.

You may have also received opposition proxy material (including a proxy statement) filed by Eriksen Capital Management LLC, Cedar Creek Partners LLC, H. Timothy Eriksen and David W. Pointer. In that opposition material there will/should be a GOLD proxy. We kindly request that you do NOTHING with this GOLD proxy; simply discard it.

Since we last wrote to you (on June 8, 2015), we have re-read the opposition proxy material. This is what we believe is happening to your company:

two affiliated activist investors have proposed two opposition nominees with …

NO semi-conductor industry experience,

NO relationships with our customers & suppliers, and

NO operational experience at ANY manufacturing company (let alone one whose products are consumed by the military & aerospace markets) …

and the two affiliated activist investors are spending some money in an attempt to get their two nominees elected to our Board.

Our research on these two opposition nominees (Mr. Tim Eriksen and Mr. David W. Pointer) suggests that both live & work in Washington State; they must know that our headquarters and manufacturing facility are both located in West Palm Beach, Florida.

How are these two opposition nominees from the Pacific Northwest whom we believe are UNconnected & INexperienced going to help/assist a specialty manufacturer based in the far Southeastern part of these United States?

We have a message for Mr. Eriksen and Mr. Pointer … experience MATTERS!

In our last letter, we disclosed some of our Board’s and management’s results during the last five years alone; NOW, we’d like to reflect on the last twenty years.

In the last twenty years, YOUR Board has:

➢	Overseen the continuous annual profitability of Solitron since 1997 with the sole exception being fiscal year 2002 when southern Florida experienced two hurricanes within a two-month period.

➢	Overseen increases in Stockholders' Equity in every year other than fiscal year 2002.

➢
Overseen the increase in the Company’s cash (and cash equivalents) and its investments in treasury bills & certificates of deposit from $364,000 and $0 for fiscal year 1995 to $820,000 and $6,971,000 for fiscal year 2015.

➢	Overseen frugal cash flow management and favorable debt reductions that have resulted in a strengthening of Solitron's balance sheet since fiscal year 1994.

➢	Overseen the steady decline in Current Liabilities since emerging from bankruptcy in August of 1993.

3301 Electronics Way • West Palm Beach, Florida 33407-4697 • Telephone: (561) 848-4311 • Fax: (561) 881-5652

We believe our Company’s past track record & consistent performance is NO accident; it is the result of our Board’s prudent stewardship and our management team’s commitment to excellence.

Why should our stockholders jeopardize their investment in Solitron by placing two opposition nominees on our Board whom we believe are INexperienced? The correct answer, in the opinion of the undersigned, is … they SHOULDN’T! It is our opinion that the two opposition nominees will pursue self-serving short-term financial benefits at the expense of long-term value creation for the benefit of all stockholders. As a result, we believe that electing one or both of the opposition nominees will weaken YOUR Board, jeopardize Solitron's future and YOUR investment in Solitron.

Please vote the “WHITE” proxy NOW by signing, dating & returning it (in the enclosed envelope) OR by following the provided instructions to vote online or over the telephone. If you have already mistakenly voted a GOLD proxy, you can void that vote by returning a later dated “WHITE” proxy. Only the latest dated proxy counts. Since a later dated proxy has the effect of unwinding a previously submitted vote, we ask that you do NOTHING with the Gold proxy and do NOT return it, even as a form of protest.

Once again, we thank you for your past and continued support.

Sincerely,

Solitron Devices, Inc.

/s/ Shevach Saraf	/s/ Dwight Aubrey	/s/ John F. Chiste
Shevach Saraf	Dwight Aubrey	John F. Chiste

/s/ Jacob Davis	/s/ Sidney H. Kopperl
Jacob Davis	Sidney H. Kopperl

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Solitron has filed a definitive proxy statement and accompanying WHITE proxy card with the U.S. Securities and Exchange Commission (the "SEC") with respect to the 2015 Annual Meeting of Stockholders. SOLITRON STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS), THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Solitron, its directors, executive officer, and other employees may be deemed to be participants in the solicitation of proxies from Solitron stockholders in connection with the matters to be considered at Solitron's 2015 Annual Meeting of Stockholders. Information about Solitron's directors and executive officer is available in Solitron's definitive proxy statement for its 2015 Annual Meeting of Stockholders. To the extent holdings of Solitron's securities by such directors or executive officer have changed since the amounts set forth in Solitron's definitive proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Solitron with the SEC free of charge at the SEC's website at www.sec.gov. Copies will also be available free of charge at Solitron's website at www.solitrondevices.com.